Exhibit 10.3

SUMMARY OF COMPENSATION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

On October 28, 2009, the Executive Compensation Committee of J.B. Hunt Transport Services, Inc. (the “Company”) approved the following base salaries for David Mee, Craig Harper and Paul Bergant.  Also, on October 28, 2009, the Compensation Committee of the Company recommended and independent members of the Board of Directors approved the following base salaries for Wayne Garrison and Kirk Thompson.  All base salaries were effective as of October 30, 2009.  The Compensation Committee approved the following other compensation amounts (effective January 1, 2010) as indicated:

Named Executive Officer	Base Salary	Bonus ($)	All Other Compensation ($)

Wayne Garrison
Chairman of the Board	$530,000	(1)	(2)

Kirk Thompson
President and CEO	$695,000	(1)	(2)

David Mee
EVP, Finance/Administration and CFO	$287,400	(1)	(2)

Craig Harper
EVP, Operations and COO	$360,000	(1)	(2)

Paul Bergant
EVP, Marketing, CMO, President of JBI	$345,000	(1)	(2)

(1)
The Company has a performance-based bonus program that is related to the Company’s earnings per share (EPS) for calendar year 2010.  According to the 2010 EPS bonus plan, each of the Company’s named executive officers may earn a bonus ranging from zero to 220% of his annual base salary.  Based on the Company’s current expectations for 2010 EPS, each named executive officer can be projected to earn a bonus equal to between zero and 50% of his base salary.

(2)	The Company will reimburse each named executive officer up to $10,000 for actual expenses incurred for legal, tax and estate plan preparation services.